UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 3, 2017 (October 30, 2017)

AMERICAN EDUCATION CENTER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	333-201029	38-3941544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Wall Street, 8th Fl. New York, NY, 10005
(Address of Principal Executive Offices)

+212-825-0437

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 30, 2017, American Education Center, Inc., a Nevada corporation (the “Company”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with China Cultural Finance Holdings Company Limited, a British Virgin Islands corporation (the “Purchaser”) pursuant to which the Company will issue 500,000 shares (the “Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), at price of $4 per Share (the “Purchase Price Per Share”) to the Purchaser, with the rights, privileges and preferences set forth in the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), for the aggregate price of Two Million Dollars ($2,000,000) (the “Purchase Price”).

The transactions underlying the Share Purchase Agreement were closed on the same day (the “Closing Date”).

Uplisting and Buy-Back

Pursuant to the Share Purchase Agreement, the Company will use its commercially reasonable efforts to apply to be listed on the NASDAQ Capital Market or such other national securities exchange as is reasonably acceptable to the Purchaser (the “National Exchanges”), so that the Company’s common stock, par value $0.001 per share (the “Common Stock”) will commence trading on one of the National Exchanges (the “Uplisting”) within 365 days after the Closing Date (the “Uplisting Deadline”).

If the Company does not complete Uplisting on or before the Uplisting Deadline (the “Eligible Uplisting”), the Purchaser will, within 30 days following the Uplisting Deadline, have the right to request the Company to buy back any number of the Shares (the “Buy Back Shares”), for a payment of the Buy Back Shares times the Purchase Price Per Share and such interest payment at a rate of 5% per annum accruing from Closing Date, subject to the terms and conditions of the Shares Purchase Agreement.

Series A Convertible Preferred Stock

The following is a summary of certain terms and provisions of the Company’s Series A Convertible Preferred Stock.

The Company designated 500,000 shares as Series A Convertible Preferred Stock (the “Preferred Stock”) out of the 20,000,000 authorized number of preferred shares of the Company, par value $0.001 per share, with original issue price of $4 per share. The Preferred Stock is senior in right of payment, including dividend rights and liquidation preference, to the Company’s common stock.

Holder of shares of Preferred Stock will be entitled to vote with shareholders of Common Stock, voting together as a single class, except on matters that require a separate vote of the holders of Preferred Stock.

Each and every outstanding shares of Preferred Stock will automatically convert, without the payment of additional consideration by the holder thereof (the “Mandatory Conversion”) if and when Uplisting occurs (the “Mandatory Conversion Commencement”), into fully paid and non-assessable shares of Common Stock, at a conversion price which shall be the lesser of (i) $4.00 or (ii) 90% of the offering price in the occurrence of a secondary public offering of the Company’s Common Stock pursuant to a registration statement on Form S-1 (the “Conversion Price”).  The Conversion Price will be subject to adjustment in the event of reorganization, reclassification, consolidation or merger.

The foregoing description of the terms of the Certificate of Designation and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Designation, which is attached hereto as Exhibit 3.1.

Item 3.02. Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

On November 3, 2017, the Company issued 500,000 shares of its Series A Convertible Preferred Stock to the Purchaser in accordance with the terms of the Share Purchase Agreement. The offer and issuance of the Series A Convertible Preferred Stock and the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For this issuance, the Company is relying on the exemption from registration pursuant to Regulation S promulgated under the Securities Act.

Item 3.03 Material Modification of Rights of Security Holders

On November 2, 2017, the Company filed with the Secretary of State of the State of Nevada the Certificate of Designation attached hereto as Exhibit 3.1 and incorporated herein by reference. The Certificate of Designation establishes and designates the Series A Convertible Preferred Stock and the rights, preferences, privileges and limitations thereof.

The disclosure provided under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures set forth in Items 1.01 and 3.03 are incorporated by reference into this Item 5.03.

ITEM 9.01	EXHIBITS

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Nevada dated November 2, 2017
10.1	Securities Purchase Agreement with China Cultural Finance Holdings Company Limited dated October 30, 2017
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EDUCATION CENTER, INC.

Dated: November 3, 2017
	By:	/s/ Max P. Chen
	Name:	Max P. Chen
	Title:	Chief Executive Officer, President, Chairman, Sole Director and Secretary